Exhibit 99.1

Enservco Closes Agreement with Lender to Amend its Senior Revolving Credit Facility, Substantially Reduce Debt and Strengthen its Balance Sheet

●	Total bank debt reduced by $16 million – from approximately $33 million to approximately $17 million

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Transaction results in $17.5 million increase in stockholders’ equity when included with Chairman’s recent investment fund conversion of $1.5 million of subordinated debt and accrued interest into Enservco restricted common stock

●	Company preparing for expected seasonal increase in activity during upcoming heating season

DENVER, CO – September 28, 2020 – Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced it has closed its refinancing agreement with East West Bank (“EWB”).

The refinancing significantly strengthens Enservco’s balance sheet by cutting its bank debt nearly in half and increasing shareholders’ equity by approximately $17.5 million.

“We are extremely pleased to have finalized this transformational agreement with EWB that not only creates a more viable financial structure, but also adds EWB as a major equity holder,” said Executive Chairman Rich Murphy, whose investment firm, Cross River Partners, is Enservco’s largest shareholder. “With this lengthy process now behind us, we are excited to re-focus our full attention on building our business. We are gearing up to meet an expected seasonal increase in demand during our fourth quarter of 2020 and first quarter of 2021 when Enservco generates the majority of its revenue and profitability.”

The new financing includes a $17 million term loan and a $1 million working capital revolving line of credit with no initial balance – both of which have October 15, 2021, maturity dates. The term loan is interest only with potential for principal payments in the event Enservco reaches certain profit metrics. In return for the $16 million in debt reduction, Enservco issued to EWB eight million shares of restricted common stock that will not be tradeable for six months and 15 million common stock purchase warrants exercisable at $0.25 per share beginning October 15, 2021, through October 15, 2026. Complete details of the refinancing are available on the Form 8-K filed by Enservco with the SEC on September 28, 2020.

About Enservco

Through its various operating subsidiaries, Enservco provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating and related services. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," “intends,” "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2019, and subsequently filed documents with the SEC. Forward looking statements in this news release that are subject to risk include the potential for the transaction to be transformative, the short-term nature of the revised financing, the expectation of increased customer demand, and the ability to build the business or raise additional equity. It is important that each person reviewing this release understand the significant risks attendant to the operations of Enservco. Enservco disclaims any obligation to update any forward-looking statement made herein, except as required by law.

Contacts:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Phone: 303-880-9000

Email: jay@pfeifferhigh.com

Marjorie Hargrave

Chief Financial Officer

Enservco Corporation

mhargrave@enservco.com